Exhibit 99.1

Timberline Closes $7.22 Million Financing

October 16, 2007 – Coeur d’Alene – Timberline Resources Corporation (OTCBB:TBLC) today announced the closing of a 2.63-million unit equity financing, raising a total of $7.22 million.  Proceeds from the offering will be used for the purchase of drills and support equipment; permitting, field work, and drilling at several of Timberline’s exploration projects; debt reduction and general working capital.  Proceeds will also be used to evaluate merger and acquisition opportunities in mining services and exploration.

Each unit was priced at $2.75 and consists of one share of Timberline common stock and one-half of one share purchase warrant.  Each whole purchase warrant will entitle its holder to purchase one additional share of Timberline common stock for $3.50 until October 2009.

Timberline CEO Randy Hardy stated, “We are very pleased that this offering was oversubscribed due to the support we received from existing investors, including Praetorian, our largest shareholder.  We are also delighted to welcome many new retail and institutional shareholders to Timberline.  With the tremendous growth we’ve experienced in our drilling company, our drill program at Butte Highlands set to begin this week, and the progress of our permitting at Conglomerate Mesa, Santa Rosa, and Downeyville, we couldn’t be more excited about the future of our Company.”

For more information about Timberline, please visit the Company’s website at www.timberline-resources.com.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division.  Timberline common stock trades on the OTC Bulletin Board under the symbol "TBLC."

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2006. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Executive Chairman

Phone: (208) 664-4859

www.timberline-resources.com

Ian Cassel, Investor Relations

Phone: (717) 626-3991